As filed with the Securities and Exchange Commission on September 12, 2025

Registration No. 333- ________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

U.S. ENERGY CORP.

(Exact name of registrant as specified in its charter)

Delaware	83-0205516
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1616 S. Voss, Suite 725 Houston, Texas	77057
(Address of principal executive offices)	(Zip Code)

U.S. ENERGY CORP. 2022 EQUITY INCENTIVE PLAN

(Full title of the plan)

Ryan Smith

Chief Executive Officer

U.S. Energy Corp.

1616 S. Voss, Suite 725

Houston, Texas 77057

(Name and address of agent for service)

(303) 993-3200

(Telephone number, including area code, of agent for service)

Copy to:

David M. Loev, Esq.

John S. Gillies, Esq.

The Loev Law Firm, PC

6300 West Loop South, Suite 280

Bellaire, Texas 77401

Telephone: (713) 524-4110

Facsimile: (713) 524-4122

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, U.S. Energy Corp. (“we”, “us”, “our”, the “Company” or “Registrant”) is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”) to register 4,062,689 additional shares of common stock, $0.01 par value per share (“Common Stock”) under the U.S. Energy Corp. 2022 Equity Incentive Plan (the “2022 Plan”), pursuant to the provisions of that plan providing for an automatic increase in the number of shares reserved and available for issuance under the 2022 Plan on April 1, 2023 (1,285,540 shares), April 1, 2024 (1,309,455 shares) and April 1, 2025 (1,467,694 shares).

This Registration Statement hereby incorporates by reference the contents of the Registrant’s registration statement on Form S-8 filed with the Commission on September 2, 2022 (Registration No. 333-267267) (the “Prior Registration Statement”), to the extent not superseded hereby.

This Registration Statement relates solely to the registration of additional securities of the same class as are registered on the Prior Registration Statement. In accordance with the instructional note to Part I of Form S-8 as promulgated by the Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the Commission by the Company are incorporated by reference into this registration statement on Form S-8 (the “Registration Statement”) and are made a part hereof:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “Annual Report”), as filed with the SEC on March 13, 2025;

(b)

The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, as filed with the SEC on May 12, 2025 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025, as filed with the SEC on August 12, 2025;

(c)

The Company’s Current Reports on Form 8-K and Form 8-K/A (other than information furnished rather than filed) filed with the SEC on January 10, 2025; January 23, 2025; January 29, 2025; April 22, 2025 and May 20, 2025;

(d)

The Company’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 17, 2025 (subject to any provisions thereof which expressly provide that they are not incorporated by reference into filings under the Securities Act or Exchange Act); and

(e)

the description of our capital stock contained in our registration statement on Form 10 filed under the Exchange Act with the SEC on January 29, 1973, as the description therein has been updated and superseded by the description of capital stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2022, including any amendments or reports filed for the purpose of updating the description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference in this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits

Reference is made to the attached Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings

(a)	The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the Form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

However, paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 8. Exhibits

		Incorporated by Reference
Exhibit No.	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.1	Certificate of Transfer, filed with the Secretary of State of Wyoming on August 3, 2022, and effective on August 3, 2022	8-K	000-06814	3.4	August 3, 2022
4.2	Certificate of Conversion, filed with the Secretary of State of Delaware on August 3, 2022, and effective on August 3, 2022	8-K	000-06814	3.1	August 3, 2022
4.3	Certificate of Incorporation of U.S. Energy Corp., filed with the Secretary of State of Delaware on August 3, 2022	8-K	000-06814	3.2	August 3, 2022
4.4	Amended and Restated Bylaws of U.S. Energy Corp.	8-K	000-06814	3.3	August 3, 2022
5.1*	Opinion of The Loev Law Firm, PC					X
23.1*	Consent of Independent Registered Public Accounting Firm (Weaver and Tidwell, L.L.P.)					X
23.2*	Consent of Reserve Engineer (On Point Resources, Inc.)					X
23.3*	Consent of The Loev Law Firm, PC (included in Exhibit 5.1)					X
24.1*	Power of Attorney (included on the signature page of this registration statement)					X
99.1	Plan of Conversion dated July 27, 2022, and effective August 3, 2022, of U.S. Energy Corp. from a Wyoming Corporation to a Delaware Corporation	8-K	000-06814	99.1	August 3, 2022
99.2	U.S. Energy Corp. 2022 Equity Incentive Plan***	8-K	000-06814	10.1	June 21, 2022
99.3	Form of Stock Option Agreement (2022 Equity Incentive Plan) ***	S-8	333-267267	4.2	September 2, 2022
99.4	Form of Restricted Stock Grant Agreement (2022 Equity Incentive Plan) ***	S-8	333-267267	4.3	September 2, 2022
107*	Filing Fee Table					X

*	Filed herewith.

***	Indicates management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas on the 12th day of September 2025.

U.S. ENERGY CORP.

/s/ Ryan Smith
By:	Ryan Smith, President, Chief Executive Officer and Director (Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ryan L. Smith and Mark L. Zajac, and each of them, as true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/s/ Ryan L. Smith	President, Chief Executive Officer, and Director	September 12, 2025
Ryan L. Smith	(Principal Executive Officer)

/s/ Mark L. Zajac	Chief Financial Officer	September 12, 2025
Mark L. Zajac	(Principal Financial and Accounting Officer)

/s/ John Weinzierl	Chairman and Director	September 12, 2025
John Weinzierl

/s/ James W. Denny III	Director	September 12, 2025
James W. Denny III

/s/ Randall D. Keys	Director	September 12, 2025
Randall D. Keys

/s/ Duane H. King	Director	September 12, 2025
Duane H. King

/s/ D. Stephen Slack	Director	September 12, 2025
D. Stephen Slack